EXHIBIT 4.3

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE, (this “2026 Supplemental Indenture”) dated as of July 16, 2019, by and among Comstock Resources, Inc., a Nevada corporation (the “Company”), the parties that are signatories hereto as Subsidiary Guarantors (each a “New Guarantor”) and American Stock Transfer & Trust Company, LLC, as Trustee under the Indenture referred to below.

W I T N E S SETH:

WHEREAS, the Company, the Subsidiary Guarantors and the Trustee have heretofore executed and delivered an indenture dated as of August 3, 2018 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of 9.75% Senior Notes due 2026 (the “2026 Notes”), initially in an aggregate principal amount of $850,000,000;

WHEREAS, pursuant to Sections 9.01(a)(3) and 9.01(a)(8) of the Indenture, the Company, the New Guarantors and the Trustee are authorized to execute and deliver this Supplemental Indenture without the consent of any Holder;

WHEREAS, Section 10.01 of the Indenture provides that each New Guarantor shall execute and deliver to the Trustee a supplemental indenture pursuant to which each New Guarantor shall unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture, each on the terms and conditions set forth herein;

WHEREAS, each New Guarantor has been duly authorized to enter into this Supplemental Indenture; and

WHEREAS, all acts, conditions, proceedings and requirements necessary to make this Supplemental Indenture a valid, binding and legal agreement enforceable in accordance with its terms for the purposes expressed herein, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the New Guarantors and the Trustee mutually covenant and agree for the benefit of the Trustee and the Holders of the Notes as follows:

ARTICLE I
DEFINITIONS

SECTION 1. Definitions. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

SECTION 2. Agreement to Guarantee. Each New Guarantor hereby agrees to, jointly and severally with all existing Subsidiary Guarantors and other New Guarantors, guarantee the Notes Obligations on the terms and subject to the conditions set forth in Article 10 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Notes and to perform all of the obligations and agreements of a Subsidiary Guarantor under the Indenture.

SECTION 3. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

SECTION 4. Liability. No director, officer, employee, incorporator, stockholder, member, partner or trustee of the Company or any Subsidiary Guarantor (including any New Guarantor), as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Indenture, any supplemental indenture or the Subsidiary Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes

SECTION 5. Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 12.01 of the Indenture.

SECTION 6. The Trustee. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

SECTION 7. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 8. Counterparts. The parties hereto may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

SECTION 9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 10. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or un-enforceability.

SECTION 11. Benefits Acknowledged. Each New Guarantor’s Subsidiary Guarantee is subject to the terms and conditions set forth in the Indenture. Each New Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

SECTION 12. Execution and Delivery. Each New Guarantor agrees that its Subsidiary Guarantee shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of any such Subsidiary Guarantee.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COVEY PARK MANAGEMENT SERVICES

COMPANY,

as a New Guarantor

By:/s/ ROLAND O. BURNS

Name: Roland O. Burns
Title: President and Chief Financial Officer

COVEY PARK EMPLOYMENT MANAGEMENT

SERVICES COMPANY,

as a New Guarantor

By:/s/ ROLAND O. BURNS

Name: Roland O. Burns
Title: President and Chief Financial Officer

Acknowledged by:

COMSTOCK RESOURCES, INC.

By: /s/ ROLAND O. BURNS

Name: Roland O. Burns
Title: President and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST

COMPANY, LLC,

as Trustee

By:/s/ PAUL H. KIM

Name: Paul H. Kim
Title: Assistant General Counsel